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                                                                    EXHIBIT 10.3

                            AGREEMENT TO BUY AND SELL


1. PARTIES. This legally binding contract entered into on this 30th day of September, 1998, between Stephen M. Young and Lewis P. Young, Trustees of Wilbert Burial Vault, Inc., Profit Sharing Plan (hereafter the "Seller"), and MSB Investments Corp. (hereafter the "Buyer").

2. PROPERTY TO BE SOLD. Subject to terms and conditions herein, Seller agrees to sell and Buyer agrees to buy, approximately 43,600 square feet of property as shown on the attached EXHIBIT A.

3. PURCHASE PRICE. The Purchase Price shall be $10.00 per square foot to be adjusted upon final survey net of any highway right of way.

4. EFFECTIVE DATE. The Effective Date of this Agreement will be the date of the last signature of the parties. Should the Inspection Period or any Extension fall on a weekend or holiday, the following business day shall be the date of expiration.

5. METHOD OF PAYMENT. Within three (3) days of execution of this Agreement, the Buyer shall pay as earnest money the sum of Five Thousand and 00/100 ($5,000) Dollars to Caine Company, Inc., P.O. Box 2287, Greenville, South Carolina 29602, as escrow agent. Seller shall grant Buyer an Inspection Period as defined in Paragraph 15. Following the Inspection Period, Buyer may deposit in escrow an additional Five Thousand and 00/100 ($5,000) Dollars to extend this Agreement an additional ninety (90) days. However, if Buyer elects to extend the Inspection Period, Buyer herein agrees that the only contingencies remaining shall be satisfactory title and the contingencies outlined in Paragraph 14 herein. In the event Buyer does not notify Seller of its intention to exercise the extension period at the expiration of the Inspection Period, this Agreement will terminate, and Seller will refund earnest money to Buyer. At closing, the balance of the Purchase Price shall be paid in cash. The amounts paid by Buyer as earnest money under this Paragraph 5 shall be applied as a credit against the Purchase Price.

6. CLOSING COSTS. Closing Costs, including the costs of obtaining any financing shall be paid as follows:

         (a) Seller shall provide or pay for preparation of deed, cost of deed stamps, all deed recording fees pursuant to Title 12, Chapter 24, S.C. Code of Laws, and/or any other documentary stamps or transfer taxes which are now or may hereafter be applicable to real estate transfers, and any cost necessary to provide a marketable title, including recording of any satisfactions, and any cost necessary to provide a marketable title, including recording of any satisfactions, property taxes to the day of closing, and any other cost agreed to herein.



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         (b)      Unless otherwise agreed herein, Buyer shall pay the costs of the title examination, all recording fees (except for deed recording fees pursuant to Title 12, Chapter 24, S.C. Code of Laws, which shall be Seller's obligation), and, if applicable, any loan costs, the costs of any appraisal, and the preparation of other closing documents.

7. CLOSING DATE. The Closing Date shall be no later than thirty (30) days following the expiration of the Inspection Period and all extensions provided in this Agreement.

8. POSSESSION. Seller shall give possession to the Buyer at closing, provided title has passed.

9. AUTHORITY. Seller represents to Buyer that it either owns the subject property or has full authority to enter into an agreement to sell such property on behalf of the owners.

10. ENTIRE AGREEMENT. This written instrument expresses the Entire Agreement and all promises, covenants, and warranties between the Buyer and Seller. It can only be changed by a subsequent written instrument (Addendum) signed by both parties.

11. REAL PROPERTY. The Real Property to be sold, unless otherwise agreed by the parties, includes all improvements of any kind, which are attached to or planted on the premises. Seller represents and warrants that there are no persons who have any outstanding agreements to acquire any interest in the property and no outstanding liens affecting the property and that there is no pending litigation affecting the property. Seller will maintain property with all applicable laws and regulations.

12. PRORATIONS. Property taxes and rent, as well as other expenses and income of the property, if applicable, shall be apportioned to the date of closing. Annual expenses or income shall be apportioned using 365 days. Monthly property expenses or income shall be apportioned by the number of days in the month of closing. The amount of the property taxes shall be estimated by closing attorney or agent using information available. Prorations at closing shall be final.

13. ENCUMBRANCES AND RESTRICTIONS. Seller shall convey marketable title to the property to Buyer in fee simple free from all liens, except restrictions of record (see EXHIBIT B) and those Buyer has agreed to assume.

         If Seller is unable to convey marketable title without a court action or incurring any unusual expenses or within thirty ('30) days after herein specified closing date, Buyer has the option of terminating this Agreement by giving written notice to the Seller.

14.      CONTINGENCIES. Purchase of the property is contingent on:

         (a) Buyer obtaining approval from the Office of the Comptroller of the Currency (OCC) of its charter as a national bank or bank holding company by April 1, 1999;



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         (b)      Buyer completing successfully an offering of its stock by
April 1, 1999 as a result of which not less that $6,000,000 in capital is raised by the Buyer.

         In the event that the herein listed contingencies are not resolved to Buyer's satisfaction, Buyer may terminate this Agreement, all earnest money deposits paid by Buyer under Paragraph 5 hereof will be refunded, and all obligations of each party shall cease to exist.

15. INSPECTION PERIOD. For a period of ninety (90) days from the date of execution of this Agreement, Seller grants Buyer and its agents the right to enter the property during an Inspection Period for conducting soil test, market studies, borings, engineering studies, environmental tests, or other such exploratory measures as Buyer deems prudent. In the event Buyer, at its sole discretion, determines that property is unsuitable, Buyer may terminate Agreement, earnest money deposits shall be refunded to Buyer, and all obligations of each party to the other shall cease to exist.

16. ENVIRONMENTAL HAZARDS. Seller represents and warrants that Seller has received no notices form any federal or state agency advising Seller of any potential environmental hazards or, contamination on this parcel or any adjoining parcel, and further, the Seller has no knowledge of any chemical, petroleum, or other hazardous material storage or burial on the subject property or that any other environmental hazards exist. In the event that any environmental audit or assessment requires further evaluation, the Inspection Period as outlined in Paragraph 15 will be extended until thirty (30) days following the reporting of the results of such additional tests or evaluations. Additionally, Seller agrees to refund all earnest money deposits in the event that an environmental finding exceeds acceptable state or federal guidelines. Buyer shall be obligated to initiate any environmental studies within ten (10) days of the Effective Date of this Agreement.

17. RISK OF LOSS OF DAMAGE. Any loss or damage to the property by fire or other casualty until the day of closing shall be the responsibility of Seller. In such case, Seller shall have the option of restoring property to its present condition within thirty (30) days after herein specified closing date, with date of closing and possession to be extended accordingly. If property is not restored within said period, Buyer shall have the right to terminate this Agreement by written notice to Seller. In such case, both parties shall execute a written release of the other from this Agreement.

18. DEFAULT. If Buyer elects to terminate this Agreement (after Inspection Period), Seller shall retain all earnest money deposits as full liquidated damages, and obligations of each party to the other shall cease. If termination is because of default by Seller, Buyer shall seek all remedies of specified performance including damages.

19. PERSONS BOUND. The benefits and obligations of this Agreement shall inure to and bind heirs, assigns, successors, executors or administrators. Whenever used, singular shall include plural, and use of any gender shall include all. This is a legally binding Agreement.



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20.      TELECOPY. Buyer and Seller both agree that receipt of a signed
Agreement by telecopy (FAX) will be the same as receipt of an original signed Agreement.

21. SIGN EASEMENT. Prior to or at Closing, Buyer agrees to provide Seller a sign easement at the front comer of Buyer's lot at Woodruff Road and Five Fork Plaza Court and immediately next to Five Forks Plaza Court. Said easement shall be a minimum of ten feet (10') wide and five feet (5) deep - any larger size sign easement shall be mutually agreed upon by Buyer and Seller. The sign easement shall be included in the final survey prior to Closing.

22. MODULAR BANK BUILDING. Seller agrees to allow Buyer to locate a modular bank building on the Property to be purchased for a period of time until the new bank building can be constructed; however, Buyer is required to initiate construction for the new bank building within eighteen (18) months of Closing for the Property. If the new bank building is not completed and a Certificate of Occupancy issued within thirty six (36) months of Closing, then Buyer agrees to remove the modular unit from the Property within thirty (30) days notice from Seller.

23. STORMWATER MANAGEMENT POND EASEMENT AND MAINTENANCE. Prior to or at Closing, Buyer and Seller mutually agree to execute a Stormwater Management Pond Easement and Management Agreement that establishes an easement for Buyer's use of a joint retention pond and an agreement for joint maintenance of the retention pond.

24. STORMWATER EASEMENT. Prior to or at Closing, Seller shall provide Buyer with an easement across Seller's adjoining property for stormwater drainage to the joint retention pond.

25. LIMITATIONS ON ASSIGNMENT. Buyer understands that the specific use of the subject property has a significant impact on the development of the remainder of Seller's adjoining property. Consequently, Buyer herein agrees that this Contract may not be assigned to a non-bank user without the prior written permission of the Seller.

26. DRIVEWAY CROSS EASEMENT AND MAINTENANCE. Buyer and Seller agree to share equally in the costs of constructing a joint private driveway to the rear of the property and approximately perpendicular to Five Forks Plaza Court (see location of driveway on Exhibit A herein). Buyer and Seller agree to provide for joint easement and for maintenance of said driveway on a 50/50-percentage basis.

27. JOINT CURB CUT AND DRIVEWAY ENTRY FROM WOODRUFF ROAD. During the Inspection Period, Buyer agrees to request a curb cut from the South Carolina Department of Transportation with the centerline of the curb cut to be located at the southeastern comer of the Property along Woodruff Road (see Exhibit A). If the South Carolina Department of Transportation agrees to a curb cut at this location, then Buyer agrees to construct the curb cut and driveway beginning at the pavement edge of the new Woodruff Road, connecting with the front boundary of the Property, and extending from the property line inward by a distance to be mutually agreed upon by Buyer and Seller prior to Closing.



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Buyer and Seller shall share in the costs of the curb cut and driveway on a
50/50-percentage basis. Buyer and Seller shall execute an agreement for joint easement of the entry driveway at or prior to closing.

28. EXPIRATION. This offer will expire and become null and void if not executed by Seller and returned by Buyer by _____________________________.

         IN WITNESS WHEREOF, this Agreement has been duly executed by the parties.

                                  SELLER:    Wilbert Burial Vault Co., Inc.
                                             Profit Sharing Plan


  /s/ John W. Fort               By:      /s/ Stephen M. Young   09/30/98
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Witness                                   Trustee                Date


                                   BUYER:   MSB Investments Corp.


  /s/ Gwen Britt                   By:    /s/ James D. Stewart
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Witness                                   Trustee                Date

                                   Its:     President  09/24/98
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